EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-266942) and Form S-8 (Nos. 333-34898, 333-34900, 333-34902, 333-76022, 333-123515, 333-159498, 333-208060, 333-231806, 333-237879, 333-256300, and 333-265079) of QuickLogic Corporation (the “Company”), of our report dated March 26, 2024, relating to the consolidated financial statements and schedule of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

San Francisco, California

March 26, 2024